UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 28, 2009

PILGRIM'S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4845 US Highway 271 N. Pittsburg, Texas		75686-0093
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (903) 434-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

q	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

q	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

General

As previously disclosed, on December 1, 2008, Pilgrim's Pride Corporation, a Delaware corporation (the "Company"), and its wholly-owned subsidiaries, PFS Distribution Company, PPC Transportation Company, To-Ricos, Ltd., To-Ricos Distribution, Ltd., Pilgrim's Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd. (collectively with the Company, the "Debtors"), filed voluntary petitions in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 ("Chapter 11") of Title 11 of the United States Code (the "Bankruptcy Code").  On December 10, 2009, the Bankruptcy Court entered an order (the "Confirmation Order") approving and confirming the joint plan of reorganization of the Debtors (the "Plan"). The Company emerged from its Chapter 11 bankruptcy proceedings on December 28, 2009 (the "Effective Date").

A copy of the Plan was filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on December 10, 2009.

The Plan provided for a reorganization of the Debtors' businesses as a going concern. In connection with the Plan, all holders of allowed claims will be paid in full unless otherwise agreed by the applicable holder, provided that the Plan contemplates that the notes under the Company's outstanding indentures will be reinstated unless and to the extent a holder of the notes elects to receive a cash payment equal to the principal amounts of the notes plus unpaid interest that had accrued pre-petition with interest accruing on such notes at the default contract rate through December 28, 2009, the Effective Date, and the unpaid post-petition interest at the non-default contract rate through the Effective Date.  Based on the holders of the notes making cash elections, approximately $10,299,000 aggregate principal amount of the notes under the outstanding indentures of the reorganized Company (the "Reorganized Company") were reinstated.

On the Effective Date, the Company's common stock outstanding immediately prior to the effectiveness of the Plan (the "Old Common Stock") was cancelled and converted into the right to receive shares of Common Stock, par value $0.01 per share (the "New Common Stock"), of the Reorganized Company based on a one-for-one exchange ratio, which constitutes 36% of the total number of shares of New Common Stock issued pursuant to the Plan.  The remaining shares of New Common Stock, constituting 64% of the total issued pursuant to the Plan and outstanding on the Effective Date, were issued to JBS USA Holdings, Inc. ("JBS USA"), a wholly-owned indirect subsidiary of JBS S.A., a Brazil-based meat producer, for $800 million in cash pursuant to the terms and condition of a Stock Purchase Agreement (the "SPA") entered into by the Company and JBS USA on September 16, 2009, as amended.  A copy of the SPA was filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on September 18, 2009.

On the Effective Date, the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11 bankruptcy proceedings.  In accordance with the Plan and the SPA, the Debtors entered into the following material agreements:

The Stockholders Agreement

On the Effective Date, the Reorganized Company entered into a Stockholders Agreement with JBS USA (the"Stockholders Agreement") and adopted and filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Restated Certificate of Incorporation").  The Stockholders Agreement sets forth certain rights with respect to the New Common

Stock, corporate governance and other related corporate matters.  Generally, the terms of the Stockholders Agreement are as follows:

•
Until the expiration of the period beginning on the Effective Date and ending on January 27, 2012, JBS USA and its affiliates will be prohibited from acquiring, directly or indirectly, beneficial ownership of any equity interests in the Reorganized Company, including shares of New Common Stock, except (i) by way of stock splits, stock dividends, reclassifications, recapitalizations, or other distributions by the Reorganized Company to all holders of New Common Stock on a pro rata basis, or (ii) pursuant to the Mandatory Exchange Transaction (as defined below).

•
The initial board of directors of the Reorganized Company (the "Board") is required to consist of nine directors: (i) six directors designated by JBS USA (the "JBS Directors"), (ii) two directors designated by the Equity Committee (as defined in the Plan) and (iii) the Founder Director (as defined in the Restated Certificate of Incorporation).  The Stockholders Agreement contains terms regarding the appointment and removal of directors, the requirement for certain directors to be "independent" for purposes of applicable SEC rules and the applicable listing requirements of any national securities exchange (an "Exchange") and the change in the size of the Board or relative numbers of JBS Directors and Equity Directors (as defined in the Restated Certificate of Incorporation) in the event that the respective parties' ownership percentages change or in the event of changes in applicable law or Exchange listing requirements.

•
The approval of at least a majority of the Equity Directors and any Founder Director, as a group, is required for certain actions, including the amendment or repeal of certain provisions of the Restated Certificate of Incorporation or Amended and Restated Corporate Bylaws of the Reorganized Company (the "Restated Bylaws") or amendments that would or could reasonably be expected to adversely affect, in any material respect, the rights of the stockholders other than the JBS USA and its affiliates (the "Minority Investors").

•
JBS USA is required to cause all shares of New Common Stock beneficially owned by it or its affiliates to (i) be voted, or to abstain from voting, in the same proportion as the shares of New Common Stock held by the Minority Investors vote, or abstain from voting, with respect to (A) the election or removal of Equity Directors and (B) proposals to adopt, amend or repeal the Restated Bylaws that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class, and (ii) be voted for the election, or against the removal, of the Founding Director until the occurrence of a Founder Triggering Event (as defined in the Restated Certificate of Incorporation).  With respect to all other matters submitted to a vote of holders of New Common Stock, JBS USA may vote, or abstain from voting, shares of New Common Stock held by it in its sole and absolute discretion.

•	The Reorganized Company is permitted to make repurchases of New Common Stock from Minority Investors in the ordinary course if the following conditions are met:

-	none of JBS USA and its affiliates (other than the Reorganized Company) provides the cash or property used to effectuate the redemption or repurchase directly or indirectly;

-
the cash or property used to effectuate the redemption or repurchase is derived solely from the Reorganized Company's operating cash flows, and not borrowings, equity issuances or sale or exchange transactions occurring outside of the ordinary course of business;

-
the redemption or repurchase qualifies for the safe harbor from liability available under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor rule); and

-
the redemption or repurchase does not, and is not reasonably likely to, cause the Reorganized Company to cease to comply with the applicable continued listing standards of the Exchange on which the New Common Stock is listed.

The Stockholders Agreement also requires the parties to use commercially reasonable efforts to maintain the listing of the New Common Stock on an Exchange.  The Stockholders Agreement may be terminated (i) by written agreement of the parties, (ii) on the consummation of the Mandatory Exchange Transaction or (iii) in the event that JBS USA owns 100% of New Common Stock, subject to the survival of certain covenants. The Equity Nominating Committee (as defined in the Restated Certificate of Incorporation), acting by majority vote, will have the right to control the Reorganized Company's exercise of its rights and remedies under the Stockholders Agreement.

Exit Credit Facility

On the Effective Date, the Reorganized Company and its subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (together, the "To-Ricos Borrowers"), entered into a Credit Agreement (the "Exit Credit Facility") with CoBank, ACB ("CoBank"), as Administrative Agent and Collateral Agent, CoBank, Bank of Montreal and Rabobank International, as Joint Syndication Agents, and CoBank, Rabobank International, Bank of Montreal, Barclays Capital, Morgan Stanley Senior Funding, Inc. and ING Capital LLC, as Joint Lead Arrangers and Joint Bookrunners, and Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and ING Capital LLC, as Joint Documentation Agents, that provides for an aggregate commitment of $1,750 million consisting of (i) a revolving loan commitment of at least $600 million, (ii) a term loan A commitment of $375 million (the "Term A Loans") and (iii) a term loan B commitment of $775 million (the "Term B Loans"), consisting of a term B-1 loan commitment in the amount of $492,692,536 (the "Term B-1 Loans") and a term B-2 loan commitment in the amount of $335,307,464 (the "Term B-2 Loans").

The Term A Loans mature three years from the Effective Date and must be repaid in 12 equal quarterly principal installments of $12.5 million beginning on April 15, 2010, with the final installment due at maturity. The Term B Loans mature five years from Effective Date and must be repaid in 16 equal quarterly principal installments of $12.5 million beginning on April 15, 2011, with the final installment due at maturity. Additionally, following the end of each fiscal year, a portion of the Reorganized Company's cash flow must be used to repay outstanding principal amounts under the Term A and Term B Loans.  Covenants in the Exit Credit Facility also require the Reorganized Company to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the Exit Credit Facility.

The Exit Credit Facility includes a $50 million sub-limit for swingline loans and a $200 million sub-limit for letters of credit.  Outstanding borrowings under the revolving loan commitment bear interest at a per annum rate equal to 3.50% plus the greatest of (i) the U.S. prime rate as published by the Wall Street Journal, (ii) the average federal funds rate plus 0.5%, and (iii) the one-month LIBOR rate plus 1.0%, in the case of alternate base rate loans, or 4.50% plus the one, two, three or six month LIBOR rate adjusted by the applicable statutory reserve, in the case of Eurodollar loans.  Outstanding Term A and Term B-1 Loans bear interest at a per annum rate equal to 4.00% plus greater of (i) the U.S. prime rate, as published by the Wall Street Journal, (ii) the average federal funds rate plus 0.5%, and (iii) the one month LIBOR rate plus 1.0%, in the case of alternate base rate loans, or 5.00%, plus the one, two, three or six month LIBOR Rate adjusted by the applicable statutory reserve, in the case of Eurodollar loans. Outstanding Term B-2 Loans bear interest at a per annum rate equal to 9.00%.

The proceeds of the borrowings under the Exit Credit Facility will be used to (i) repay outstanding secured and unsecured indebtedness of the Reorganized Company and (ii) pay fees, costs and expenses related to and contemplated by the Exit Credit Facility and the Plan.  In addition, proceeds of the borrowings under the revolving loan commitment may be used to finance the general corporate purposes of the borrowers (including capital expenditures, permitted acquisitions and principal and interest payments under the Exit Credit Facility).

Actual borrowings by the Reorganized Company under the Exit Credit Facility are subject to a borrowing base, which is a formula based on certain eligible inventory, eligible receivables and restricted cash under the control of CoBank, in its capacity as Administrative Agent.  The borrowing base formula will be reduced by the sum of (i) inventory reserves, (ii) rent and collateral access reserves, and (iii) any amount more than 15 days past due that is owed by the Reorganized Company or its subsidiaries to any person on account of the purchase price of agricultural products or services (including poultry and livestock) if that person is entitled to any grower's or producer's lien or other security arrangement.  Revolving loan availability under the borrowing base also will be limited to an aggregate of $25 million with respect to the To-Ricos Borrowers.

All obligations under the Exit Credit Facility will be unconditionally guaranteed by certain of the Reorganized Company's subsidiaries and will be secured by a first priority lien on (i) the domestic (including Puerto Rico) accounts and inventory of the Reorganized Company and its subsidiaries, (ii) 100% of the equity interests in the To-Ricos Borrowers and the Reorganized Company's domestic subsidiaries and 65% of the equity interests in the Reorganized Company's direct foreign subsidiaries, (iii) substantially all of the personal property and intangibles of the Reorganized Company, the To-Ricos Borrowers and the guarantor subsidiaries and (iv) substantially all of the real estate and fixed assets of the Reorganized Company and the subsidiary guarantors.

The Exit Credit Facility will allow the Reorganized Company to provide additional advances to its subsidiaries in an amount equal to the net amount of such advances in effect on the date of the Exit Credit Facility plus $30 million.

The Company is also subject to customary covenants under the Exit Credit Facility, including certain reporting requirements.  Further, the Reorganized Company must comply with certain financial covenants, including a minimum fixed charge coverage ratio, a minimum level of tangible net worth and a maximum leverage ratio.  In addition, the Exit Credit Facility contains a number of covenants that, among other things, limit the Reorganized Company's and its subsidiaries' ability to:

•	Incur capital expenditures (such expenditures not to exceed $225 million in fiscal year 2010, $275 million in fiscal year 2011 and $350 million per fiscal year thereafter);

•	Incur additional indebtedness;

•	Create liens on any assets;

•	Pay dividends, redeem shares of capital stock or make certain restricted payments;

•	Consummate certain asset sales;

•	Enter into certain transactions with JBS USA and the Reorganized Company's other affiliates; and

•	Merge, consolidate and/or sell or dispose of all or substantially all of the Reorganized Company's assets.

The foregoing description of the Stockholders Agreement, the Exit Credit Facility and the transactions contemplated by the Exit Credit Facility does not purport to be complete and is qualified in its entirety by reference to the text of the Stockholders Agreement and the Exit Credit Facility, which are filed as Exhibit 4.1 to the Reorganized Company's Form 8-A filed on December 28, 2009 and 10.1 hereto, respectively, and incorporated into this report by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Pursuant to the Plan and the Confirmation Order, on the Effective Date, the following agreements were terminated: (a) the Amended and Restated Post-Petition Credit Agreement entered into as of December 1, 2008, by and among the Company, the To-Ricos Borrowers, as guarantors, Bank of Montreal, as agent, and lenders party thereto, as amended, (b) the Amended and Restated Credit Agreement, dated September 21, 2006, among the Company, CoBank, as agent, and the lenders party thereto, as amended, and (c) the Fourth Amended and Restated Secured Credit Agreement, dated February 8, 2007, among the Company, To-Ricos, Ltd., the Bank of Montreal, as agent, and the lenders party thereto, as amended (collectively, the "Prior Credit Agreements").  CoBank is the Administrative Agent and Collateral Agent, a Joint Syndication Agent and, together with Bank of Montreal, a Joint Lead Arranger and Joint Book Runner, in connection with the Exit Credit Facility.  The proceeds of the Exit Credit Facility were used to repay the amounts outstanding under the Prior Credit Agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K under the heading "Exit Credit Facility" is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On the Effective Date, the Old Common Stock was cancelled and converted into the right to receive shares of New Common Stock based on a one-for-one exchange ratio, which constitutes 36% of the total number of shares of New Common Stock issued pursuant to the Plan.  The remaining shares of New Common Stock, constituting 64% of the total issued pursuant to the Plan and outstanding on the Effective Date, were issued to JBS USA for $800 million in cash pursuant to the SPA.

The offer and sale of New Common Stock pursuant to the Plan, the Confirmation Order and the SPA was exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145(a) of the Bankruptcy Code.  Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied: (i) the securities are issued or sold under a Chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor or (c) a successor to a debtor under the plan and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property.

The information provided in Item 5.03 of this Current Report on Form 8-K under the heading "Mandatory Exchange" is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

The information provided in Items 1.01 and 5.03 of this Current Report on Form 8-K regarding the Stockholders Agreement, Restated Certificate of Incorporation and Restated Bylaws is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

On the Effective Date, pursuant to the SPA, JBS USA was issued shares of New Common Stock constituting 64% of the total outstanding shares on that date, which resulted in a change in control of the Company as of the Effective Date.  Prior to the Effective Date, Lonnie "Bo" Pilgrim, Patricia R. Pilgrim, his wife, and Lonnie Ken Pilgrim, his son, controlled the direction and management of the Company through two limited partnerships and related trusts and voting agreements.  At the Effective Date, JBS USA used cash on hand to fund the $800 million purchase price of the New Common Stock issued to it.

Pursuant to the Consulting Agreement dated September 16, 2009 between the Company and the Founder Director (the "Consulting Agreement"), the Reorganized Company is required to appoint the Founder Director to the Board and, for a five-year period beginning on the Effective Date, nominate the Founder Director for subsequent terms on the Board.  If the Founder Director is unable to serve on the Board, for health reasons or otherwise, the Consulting Agreement requires the Company to cause Lonnie Ken Pilgrim to be appointed to the Board and to be nominated for subsequent terms until the fifth anniversary of the Effective Date.

The information provided in Items 1.01, 3.02 and 5.03 of this Current Report on Form 8-K regarding the transactions effected pursuant to the SPA, the Stockholders Agreement, the cancellation of Old Common Stock and issuance of New Common Stock, the Restated Certificate of Incorporation and the Restated Bylaws, and the information provided in Item 5.02 of the Current Report on Form 8-K of the Company filed with the SEC on September 18, 2009 regarding the Consulting Agreement, is incorporated by reference into this Item 5.01.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Reorganized Company adopted the Restated Certificate of Incorporation and Restated Bylaws in connection with its emergence from Chapter 11, effective as of the Effective Date.  The following sets forth a description of the key provisions of the Restated Certificate of Incorporation and the Restated Bylaws.

Authorized Capital Stock.  The total number of shares of all classes of stock that the Reorganized Company is authorized to issue is 850,000,000 shares, consisting of 800,000,000 shares of New Common Stock and 50,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

Dividends.  Subject to applicable law, any contractual restrictions and the rights of the holders of any outstanding series of Preferred Stock, if any, holders of New Common Stock are entitled to receive ratably such dividends and other distributions that the Board, in its discretion, declares from time to time.  The Stockholders Agreement prohibits the Reorganized Company from declaring or distributing any non-pro rata dividends to holders of New Common Stock until the completion of the Mandatory Exchange Transaction.

Quorum at Meetings of Stockholders.  The holders of a majority of the combined voting power of the capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, are required and constitute a quorum at all meetings of stockholders of the Reorganized Company for the transaction of business except as otherwise required by law, the Restated Certificate of Incorporation or the Restated Bylaws.

     Stockholder Voting.  All shares of New Common Stock have identical rights and privileges.  Holders of New Common Stock are entitled to one vote for each outstanding share of New
Common Stock held of record by such stockholder on all matters properly submitted for the vote of the Reorganized Company's stockholders.  Each director will be elected by the vote of a plurality of the votes cast at any meeting of stockholders at which directors are elected.  Except as provided by the Restated

Certificate of Incorporation, the Restated Bylaws or applicable law, all other elections and questions presented to the stockholders shall be decided by the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon.  Holders of New Common Stock are not entitled to cumulative voting rights.

Liquidation Rights.  In the event of a liquidation, dissolution or winding up of the Reorganized Company, after the payment in full of all amounts owed to the Reorganized Company's creditors and holders of any outstanding shares of Preferred Stock, the remaining assets of the Reorganized Company will be distributed ratably to the holders of shares of New Common Stock. The rights, preferences and privileges of holders of shares of New Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Reorganized Company may designate and issue in the future without stockholder approval.

Assessments and Liability.  Holders of New Common Stock are not subject to further calls or assessments as a result of their holding shares of the New Common Stock.  No personal liability will attach to holders of New Common Stock under the laws of the State of Delaware (the Reorganized Company's state of incorporation).

Conversion, Redemption and Preemptive Rights.  Holders of New Common Stock have no conversion, redemption, sinking fund, preemptive, subscription or similar rights.

Special Meetings of Stockholders.  Special meetings of stockholders of the Reorganized Company may be called only by the Chairman of the Board, the Chief Executive Officer, the President, the affirmative vote of a majority of the Whole Board (as defined in the Restated Bylaws) or, under certain circumstances, the Equity Nominating Committee, but no stockholder or other person may call any such special meeting.

No Written Consent of Stockholders.  Subject to the rights of the holders of any series of Preferred Stock, any action taken by stockholders of the Reorganized Company must be effected at a duly held meeting of stockholders and may not be effected by the written consent of such stockholders.

Blank Check Preferred Stock.  The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and in such number and with such designation, voting rights, powers, preferences and rights, qualifications, limitations or restrictions as the Board may determine.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the sum of the number of shares thereof then outstanding and the number of shares into which any preferred or other securities may be converted or for which they may be exchanged) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Reorganized Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock.  These additional shares may be used for a variety of corporate purposes, including, without limitation, future public offerings, to raise additional capital or to facilitate acquisitions.

Advance Notice of Stockholder Action at a Meeting.  Stockholders seeking to nominate directors or to bring business before a stockholder meeting must comply with certain timing requirements and submit certain information to the Reorganized Company in advance of such meeting.

       Board Size and Composition.  Pursuant to the Restated Certificate of Incorporation, the initial Board consists of nine directors, with (i) six JBS Directors, (ii) two Equity Directors and (iii) the Founder Director.  The initial directors of the Board will serve from the Effective Date until the annual meeting of stockholders of the Reorganized Company to be held in 2011, subject to each such director's earlier death, resignation or removal.  For the period commencing on the Effective Date and ending two years and 30 days thereafter at least two Equity Directors are required to be on the Board.  Any vacancy on the Board will be filled only by the affirmative vote of a majority of the remaining directors then in office; provided, however, that (a) a vacancy in the directorship of a JBS Director may be filled only through the affirmative vote of a majority of directors on the JBS Nominating Committee, or if no directors remain on the JBS Nominating Committee, by the stockholders and (b) a vacancy in the directorship of an Equity Director or a Founder Director may be filled only by the affirmative vote of a majority of directors on the Equity Nominating Committee, or if no directors remain on the Equity Nominating Committee, by the stockholders.  The term of office of any director elected to fill a vacancy expires at the next annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of his or her death, resignation or removal.  The Restated Certificate of Incorporation contains additional provisions providing for (x) increases or decreases in the relative numbers of JBS Directors and Equity Directors on the Board, depending on the percentage of outstanding New Common Stock held by JBS USA relative to other stockholders, (y) the replacement of the Founder Director with an Equity Director in the event of a Founder Triggering Event (as defined in the Restated Certificate of Incorporation) and (z) an increase in the size of the Board by two additional JBS Directors if JBS USA and its affiliates hold greater than 50% of the New Common Stock and any applicable law or Exchange listing rule requires a greater number or proportion of independent directors on the Board.

      Special Nominating Committees.  Pursuant to the Restated Certificate of Incorporation, the Board has established two committees, designated as the "JBS Nominating Committee" and the "Equity Nominating Committee."  The JBS Nominating Committee is required to consist solely of JBS Directors, and the Equity Nominating Committee is required to consist solely of all of the Equity Directors.  The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee; and the Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances.  Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.  For so long as JBS and its affiliates beneficially own 35% or more of the outstanding New Common Stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS USA reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Reorganized Company.  Two Equity Directors (or one if there is only one Equity Director on the Board) must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate for purposes of the applicable listing standards of the Exchange on which the New Common Stock is then listed, or if the Common Stock is not then listed, then for purposes of Section 303A.07 of The New York Stock Exchange Listed Company Manual (or any successor rule) ("financially literate"), and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an "audit committee financial expert" as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).  If JBS and its affiliates own at least 50% of the issued and outstanding New Common Stock, at least one JBS Director is required (A) to be an independent director, (B) to satisfy the independence requirements of Rule 10A-3 under the Exchange Act and (C) to be financially literate.

    Removal of Directors.  The Restated Bylaws provide that, except as otherwise required by law, any director, or the entire Board, may be removed either for or without cause at any duly convened special or annual meeting of stockholders by the affirmative vote of a majority of the combined voting power of the shares of the stockholders entitled to vote at an election of directors voting together as a single class.

    Limitations on Directors' Liability.  The Restated Certificate of Incorporation contains a provision eliminating the personal liability of directors to the Reorganized Company and its stockholders to the fullest extent permitted by applicable law.  The Restated Bylaws also contain provisions generally providing for indemnification and advancement of expenses to the Reorganized Company's directors and officers to the fullest extent permitted by applicable law.

    Approval of Certain Matters.  Under the Restated Certificate of Incorporation, the approval of any of the following matters requires, in addition to any approval required by law, (a) the affirmative vote of a majority of the directors present at a meeting of the Board at which a quorum is present and (b) the affirmative vote of at least a majority of the Equity Directors and any Founder Director, as a group:

•
the creation of any committee of the Board with, or the delegation to any committee of the Board of, any power or authority which, individually or taken as a whole with any other power and/or authority, would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors;

•	any change in the size of the Board;

•
any action that would reasonably be expected to cause the Reorganized Company no longer to satisfy the listing requirements of any Exchange on which any shares of capital stock of the Reorganized Company are listed or quoted;

•
any amendment or repeal of certain specified provisions of the Restated Certificate of Incorporation or Restated Bylaws, or any other amendment to the Restated Certificate of Incorporation or Restated Bylaws that, individually or taken as a whole with any other amendments, would adversely affect, or could reasonably be expected to adversely affect, in any material respect the rights of the Minority Investors, as a class (whether by merger, consolidation or otherwise);

•
any creation, authorization or issuance of any series of Preferred Stock that, individually or taken as a whole with any other issuances of Preferred Stock, would adversely affect, or could reasonably be expected to adversely affect, in any material respect the Minority Investors, as a class, in a disproportionately adverse manner relative to all holders of Common Stock (whether by merger, consolidation or otherwise); or

•	agreeing to do any of the foregoing.

    In addition, while there is a Founder Director on the Board, the approval of the Founder Director will be required for the Board to validly approve and authorize any amendment (whether by merger, consolidation or otherwise) to certain specified sections of the Restated Certificate of Incorporation that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Founder Director in his role as a director of the Reorganized Company.

    Restrictions on Transfer on JBS USA. Until January 27, 2012, no shares of capital stock of the Reorganized Company may be sold or otherwise transferred to JBS USA or any of its affiliates except by way of stock splits and similar transactions or pursuant to the Mandatory Exchange Transaction (discussed below).

    Mandatory Exchange.  The Restated Certificate of Incorporation provides that, if JBS USA completes an initial public offering of common stock of JBS USA (the "JBS USA Common Stock") and the offered shares are listed on a national securities exchange, then, at any time during an Exchange Window (as defined below) falling within the period commencing on the date of the closing of the offering and ending on January 27, 2012, JBS USA will have the right to deliver written notice of the mandatory exchange of the New Common Stock (the "Mandatory Exchange Transaction") to the Reorganized Company.  Upon delivery to the Reorganized Company of notice of the Mandatory Exchange Transaction each share of New Common Stock held by stockholders other than JBS USA (the "Exchanged Holders") will automatically, without any further action on behalf of the Reorganized Company or any of the Exchanged Holders, be transferred to JBS USA in exchange for a number of duly authorized, validly issued, fully paid and non-assessable shares of JBS USA Common Stock equal to the Exchange Offer Ratio (as defined below).  The Mandatory Exchange Transaction is required to be effected in compliance with all applicable laws.  Unless subsequently amended, pursuant to the Restated Certificate of Incorporation, the Mandatory Exchange Transaction may not be effected with respect to shares of New Common Stock held by the Founder Group (as defined in the Restated Certificate of Incorporation) until six months and one day after the Effective Date.  An "Exchange Window" is a period of time beginning on the 6th trading day after the first day on which both the Reorganized Company and JBS USA will have each made their respective annual or quarterly reports or earnings releases relating to the immediately preceding fiscal quarter or year, as applicable, and ending on the last day of the fiscal quarter during which the first day of the Exchange Window fell.

    The "Exchange Offer Ratio" is a fraction, the numerator of which is the average volume-weighted daily trading price per share on the principal national securities exchange for the New Common Stock, and the denominator of which is the average volume-weighted daily trading price per share on the principal national securities exchange for the JBS USA Common Stock, in each case for the Measurement Period.  The "Measurement Period" is a number of consecutive trading days which is equal to twice the number of consecutive trading days between (i) the first date on which JBS USA and the Reorganized Company shall have both made their respective annual or quarterly reports or earnings releases for the applicable fiscal year or quarter and (ii) the date on which JBS USA delivers the Reorganized Company the notice of the Mandatory Exchange Transaction.

    Related Party Transactions.  The Restated Certificate of Incorporation prohibits the Reorganized Company from entering into any transaction required to be disclosed under Item 404 of Regulation S-K under the Exchange Act unless the audit committee or another committee comprised solely of independent directors first evaluates and approves the transaction.  In addition, the Reorganized Company may not sell, lease or otherwise dispose of any of its assets to, or for the benefit of, or purchase or lease any assets from, or for the benefit of, JBS USA or any of its affiliates, except on terms that are fair and reasonable to the Reorganized Company and reflect an arms'-length transaction.  The Reorganized Company is required to retain the proceeds of any sale or disposition of assets.

    Fiscal Year.  The Restated Bylaws provide that, after the Effective Date, the Reorganized Company's fiscal year will end on the last Sunday in December.

    The foregoing description of the Restated Certificate of Incorporation and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the text of the Restated Certificate of Incorporation and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 to the Reorganized Company's Form 8-A filed on December 28, 2009, respectively, and incorporated into this report by reference.

Item 8.01	Other Events.

    In connection with its emergence from Chapter 11, the Company submitted an application to list the New Common Stock on The New York Stock Exchange (the "NYSE").  The New Common Stock was authorized for listing on the NYSE.  The NYSE has assigned the Reorganized Company's historical ticker symbol, "PPC," as the trading symbol for the New Common Stock.  Regular way trading is expected to commence on December 29, 2009.

    On December 28, 2009, the Reorganized Company filed a Form 8-A Registration Statement to register the New Common Stock under Section 12(b) of the Exchange Act.

    On December 28, 2009, the Company issued a press release to announce the consummation of the reorganization contemplated by the Plan and the Reorganized Company's emergence from Chapter 11 bankruptcy proceedings.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)             Exhibits

Exhibit
Number                                Description

4.1	Form of New Common Stock Certificate

10.1	Credit Agreement dated December 28, 2009 among Pilgrim's Pride Corporation, To-Ricos, Ltd. and To-Ricos Distribution, Ltd., CoBank, ACB, as administrative agent, and the lenders party thereto

99.1	Press release, dated December 28, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM'S PRIDE CORPORATION

Date:  December 29, 2009                                                           By: /s/ Don Jackson
              Don Jackson
              Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number                                Description

4.1	Form of New Common Stock Certificate

10.1	Credit Agreement dated December 28, 2009 among Pilgrim's Pride Corporation, To-Ricos, Ltd. and To-Ricos Distribution, Ltd., CoBank, ACB, as administrative agent, and the lenders party thereto

99.1	Press release, dated December 28, 2009